UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2022

Safeguard Scientifics, Inc.
(Exact Name of registrant as Specified in Charter)

Pennsylvania	1-5620	23-1609753
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer ID No.)

150 N. Radnor Chester Rd., STE F-200 Radnor, PA	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 610-293-0600

Not applicable

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($.10 par value)	SFE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02.         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On May 25, 2022, at the annual meeting of shareholders (the “Annual Meeting”) of Safeguard Scientifics, Inc. (the “Company”), Ross D. DeMont and Beth S. Michelson were elected as directors of the Company, to serve until the Company’s 2023 annual meeting of shareholders and until a successor is elected and qualified.

Mr. DeMont will serve on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of the Company’s Board of Directors. Mr. DeMont will also serve as the Chairman of the Compensation Committee.

Ms. Michelson will serve on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of the Company’s Board of Directors.

Mr. DeMont is currently Chief Investment Officer at the Rainin Group, Inc., which manages the assets of both a family office and the investments of the Kenneth Rainin Foundation. Previously, Mr. DeMont was a Managing Member and Portfolio Manager of Midwood Capital Management, a private investment partnership making concentrated investments in public companies. Before this role, Mr. DeMont was an Associate at Igoe Capital Partners, a hybrid public/private equity investment firm with a primary focus on the small- and micro-cap sectors. Mr. DeMont also worked at Presidio strategies in Mergers and Acquisitions and JP Morgan with a focus on Corporate Finance and Mergers and Acquisitions. He previously served on multiple Boards of Directors, including Desalitech and Sierra Monitor Corp.

Ms. Michelson is a private equity investor with more than two decades of building businesses globally. In addition to having served on audit and compensation committees, Ms. Michelson is also a Chartered Financial Analyst and has structured and deployed over $500 million of investment capital. Ms. Michelson is currently a Senior Managing Director at Cartesian Capital, a growth oriented private equity firm and is on the management team of two SPACS, Cartesian Growth Corporation I and II, where she serves as CFO and Director.

Each of Mr. DeMont and Ms. Michelson will receive compensation for their services as a director of the Company based on the Company’s general Board compensation policies as reported in the Company’s definitive proxy statement on Schedule 14A in the section entitled “Corporate Governance and Board Matters – Board Compensation,” which was filed with the Securities and Exchange Commission on April 5, 2022.

There are no arrangements or understandings between Mr. DeMont and any other persons pursuant to which Mr. DeMont was selected as a director. There are no arrangements or understandings between Ms. Michelson and any other persons pursuant to which Ms. Michelson was selected as a director. There are no transactions involving Mr. DeMont or Ms. Michelson required to be disclosed pursuant to Item 404(a) of Regulation S-K.

ITEM 5.07.	Submission of Matters to a Vote of Security Holders.

The Annual Meeting of the Company was held on May 25, 2022. As of the Record Date of March 23, 2022, there were 16,627,302 shares of common stock outstanding and entitled to notice of, and to vote at, the Annual Meeting. The matters voted upon at the Annual Meeting and the results of the voting are set forth below.

Proposal I – Election of Directors

Shareholders approved the election of five directors to serve as directors for a one-year term to expire at the 2023 Annual Meeting.  The voting results for this proposal are as follows:

Nominee	Votes For	Votes Withheld	Broker Non-Votes
Ross D. DeMont	9,987,197	226,680	3,172,239
Russell D. Glass	8,068,620	1,595,257	3,722,239
Joseph M. Manko, Jr.	8,977,892	1,235,985	3,172,239
Beth S. Michelson	8,485,852	1,178,025	3,722,239
Maureen F. Morrison	8,271,645	1,392,232	3,722,239

Proposal II – Advisory Vote Concerning Executive Compensation of the Named Executive Officers

Shareholders approved, on an advisory basis, the Company’s compensation of its named executive officers, as disclosed in the Compensation Discussion and Analysis and Executive Compensation sections of the Company’s 2022 Annual Meeting Proxy Statement. The voting results for this proposal are as follows:

Votes For	Votes Against	Abstain	Broker Non-Votes
7,916,204	1,815,354	152,319	3,502,239

Proposal III– Ratification of the Appointment of Grant Thornton LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2022

Shareholders ratified the appointment of Grant Thornton LLP to serve as the Company’s independent registered public accounting firm for its 2022 fiscal year.  The voting results for this proposal are as follows:

Votes For	Votes Against	Abstain	Broker Non-Votes
12,645,564	270,747	141,038	328,767

ITEM 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safeguard Scientifics, Inc.

Date: May 27, 2022	By:	/s/ G. Matthew Barnard
Name: G. Matthew Barnard
Title: General Counsel

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